Exhibit 99.1

NEWS RELEASE

PATINA PRODUCTION RISES 46%

DENVER, COLORADO—JULY 30, 2003 -PATINA OIL & GAS CORPORATION (NYSE:POG) today reported second quarter results. Revenues jumped 82% to $92.4 million as cash flow from operations before changes in working capital rose to $61.5 million, an increase of 65% from the prior year period. Net income increased 64% to $20.3 million or $0.59 per share ($0.57 fully diluted). Without the non-cash deferred compensation adjustment, a charge driven by the increase in the Company’s stock price, net income per share would have increased by 73% to $0.71 per share ($0.68 fully diluted). The dramatic increases were due to rapid production growth and higher realized prices.

Average daily production in the quarter rose to 265.3 MMcfe, a 46% increase from a year ago. Production was comprised of 16,165 barrels of oil and 168.3 MMcf of gas per day. The growth was achieved primarily through ongoing Wattenberg development and the contribution of the recently acquired Mid Continent properties. Wellhead prices, after adjustment for hedging, averaged $3.77 per Mcfe, a 22% increase, or $25.60 per barrel and $3.48 per Mcf, increases of 3% and 30%, respectively. Hedging reduced realized prices by $0.54 per Mcf and $2.58 per barrel in the quarter. Lease operating expenses more than doubled to $13.9 million, averaging $0.58 per Mcfe, an increase of 45%. The increase in unit operating costs was due to increasing oil production, which involves higher field costs. The Company’s production mix was 63% natural gas in the second quarter of 2003 versus 72% in 2002 due to the oil reserves acquired in late 2002 and early 2003 in the Mid Continent. Production taxes increased $3.5 million due to higher prices and production. Depletion and depreciation expense increased 44% or $7.1 million due to higher production volumes, offset by a slightly lower per unit rate. General and administrative expenses increased $784,000, largely as a result of staff hired in conjunction with recent acquisitions. Interest expense increased $1.3 million due to borrowings incurred in the acquisitions. The deferred compensation adjustment, a non-cash expense related to valuation of shares of common stock held in the deferred compensation plan, rose to $8.9 million, an increase of $7.1 million from the prior year quarter, due to a 22% rise in the Company’s stock price during the period. The income tax provision increased 86% or $5.8 million due to higher pre-tax earnings and a higher tax rate. In 2003, taxes are being recorded at 38% versus the 35% rate utilized in 2002 due to the expiration of Section 29 tax credits at the end of 2002.

During the second quarter, $46.2 million of capital expenditures were incurred. Development expenditures in Wattenberg totaled $22.5 million for the drilling or deepening of 22 wells to the J-Sand or Codell, performing 120 Codell refracs and five recompletions. An additional $19.8 million was spent to drill or deepen 87 wells and perform 31 recompletions in the Mid Continent and elsewhere and $3.9 million was spent on minor acquisitions. At June 30, 2003, bank debt totaled $239.0 million, a $7.0 million reduction during the quarter, despite the repurchase of 241,000 shares for $7.4 million. Since June 30th, an additional 238,900 shares have been repurchased for $7.2 million.

To enhance the liquidity of the Company’s stock, a 25% stock dividend was paid in June, resulting in the issuance of approximately 7.1 million common shares. By maintaining the cash dividend rate at $0.06 per share, the dividend was raised 25%. At June 30th, the Company had 34.1 million shares outstanding (35.9 million fully diluted).

Commenting, Thomas J. Edelman, Patina’s Chairman, said, “We continue to be extremely pleased with the Company’s performance. While gas prices have begun to retreat to more sustainable levels, we remain highly profitable. Approximately 70% of our projected oil and gas production is hedged at attractive prices in the second half of 2003 and 60% in 2004. Wattenberg development continues to yield exceptional results. As importantly, we have begun to integrate our Mid Continent acquisitions. While the performance of these properties is not yet at a level we are satisfied with, we are on our way to achieving targeted production growth. We believe the Mid Continent will provide substantial opportunities for profitable long-term production and reserve growth through a combination of ongoing development and acquisitions. In summary, we anticipate a very successful second half and expect to continue to achieve superior returns for our shareholders.”

The Company will host a conference call on Thursday, July 31, 2003 beginning at 2:00 pm (EDT) to discuss these results. To participate in the call, please dial (800) 289-0493. A replay of the call will also be available through August 30, 2003 by dialing (888) 203-1112. The access code for the replay is 694739. The replay of the call will also be available on our website at www.patinaoil.com, click on “Shareholder Conference Calls”, then click on the date of the call you wish to listen to.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

Patina is an independent oil company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field and the Mid Continent region of southern Oklahoma and the Texas Panhandle.

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(TABLE FOLLOWS)

Contact:	David J. Kornder

Executive Vice President

Chief Financial Officer

(303) 389-3600

dkornder@patinaoil.com

PATINA OIL & GAS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	%			%
	Change	2003	2002	Change	2003	2002
Revenues
Oil and gas sales		$90,952	$50,948		$180,482	$98,956
Deferred compensation asset gain (loss)		902	(594)		734	(536)
Other		564	339		1,169	4,159

	82%	92,418	50,693	78%	182,385	102,579

Expenses
Lease operating expenses		13,948	6,582		24,646	13,736
Production taxes		6,407	2,877		12,892	4,933
Exploration		1,036	184		2,169	348

Gross margin	73%	71,027	41,050	71%	142,678	83,562
General and administrative		4,237	3,453		8,683	6,046
Interest and other		1,937	618		4,102	1,252
Deferred compensation adjustment		8,861	1,752		9,919	6,069
Depletion, depreciation, and amortization		23,270	16,169		44,357	30,964

Pre-tax income	72%	32,722	19,058	93%	75,617	39,231

Provision for income taxes
Current		4,663	1,563		10,775	4,307
Deferred		7,771	5,108		17,959	9,460

		12,434	6,671		28,734	13,767
Net income before cumulative effect of change in accounting principle	64%	$20,288	$12,387	84%	$46,883	$25,464
Cumulative effect of change in accounting principle		—	—		(2,613)	—

Net income	64%	$20,288	$12,387	74%	$44,270	$25,464

Net income per share before cumulative effect of change in accounting principle
Basic	55%	$0.59	$0.38	77%	$1.38	$0.78

Diluted	58%	$0.57	$0.36	76%	$1.32	$0.75

Net income per share
Basic	55%	$0.59	$0.38	67%	$1.30	$0.78

Diluted	58%	$0.57	$0.36	65%	$1.24	$0.75

Weighted average shares outstanding
Basic		34,158	32,785		34,052	32,526

Diluted		35,850	34,614		35,616	34,158

PATINA OIL & GAS CORPORATION

SUMMARY BALANCE SHEET, OPERATIONAL AND CASH FLOW DATA

(in thousands, except price data)

Summary Balance Sheet		June 30, 2003	June 30, 2002
Total assets	94%	$859,640	$443,626
Total debt	360%	$239,000	$52,000
Stockholders' equity	11%	$294,160	$264,973

	% Change	Three Months Ended June 30,		% Change	Six Months Ended June 30,
Summary Operational Data		2003	2002		2003	2002
Oil production (MBbl)	92%	1,471	766	80%	2,676	1,490
Gas production (MMcf)	29%	15,313	11,887	27%	29,759	23,424
Total production (MMcfe)	46%	24,139	16,482	42%	45,813	32,363
Average oil price (per Bbl)	3%	$25.60	$24.96	8%	$26.11	$24.13
Average gas price (per Mcf)	30%	$3.48	$2.68	38%	$3.72	$2.69
Average price per Mcfe	22%	$3.77	$3.09	29%	$3.94	$3.06

Summary Cash Flow
Net income	64%	$20,288	$12,387	74%	$44,270	$25,464
Cumulative effect of change in accounting principle		—	—		2,613	—
Depletion, depreciation, and amortization		23,270	16,169		44,357	30,964
Deferred compensation adjustments		7,959	2,346		9,185	6,605
Exploration and other		1,171	211		2,437	417
Stock option tax benefit		1,077	1,058		4,657	3,472
Reversal of hedging impairment, net		—	(57)		—	(2,340)
Deferred tax provision		7,771	5,108		17,959	9,460

Cash flow before changes in working capital (1)	65%	61,536	37,222	69%	$125,478	$74,042
Changes in working capital		(1,032)	(4,996)		(11,813)	(13,101)

Cash flow provided by operations	88%	$60,504	$32,226	87%	$113,665	$60,941

Adjusted weighted average shares outstanding-diluted (2)		37,214	35,907		36,960	35,481

Reconciliation of Net income per share to Net income per share before deferred compensation adjustments
Net income		$20,288	$12,387		$44,270	$25,464
Deferred compensation adjustments		7,959	2,346		9,185	6,605
Provision for income taxes at 38% in 2003 and 35% in 2002		(3,024)	(821)		(3,490)	(2,312)

Non-cash deferred compensation adjustments, net of tax		$4,935	$1,525		$5,695	$4,293
Net income excluding deferred compensation adjustments	81%	25,223	13,912	68%	49,965	29,757

Adjusted weighted average shares outstanding (2)
Basic		35,522	34,078		35,396	33,849

Diluted		37,214	35,907		36,960	35,481

Net income per share before deferred compensation adjustments (3)
Basic	73%	$0.71	$0.41	60%	$1.41	$0.88

Diluted	74%	$0.68	$0.39	61%	$1.35	$0.84

(1)    Management believes that the non-GAAP measure of cash flow before changes in working capital is useful information to investors because it is widely used by professional analysts in valuing oil and gas companies. Many investors use research reports of these analysts in making investment decisions.

(2)    Includes shares held in treasury for deferred compensation as follows:

Weighted Average Shares Outstanding—Basic		34,158	32,785		34,052	32,526
Weighted Average Shares Held in Deferred Compensation Plan		1,364	1,293		1,344	1,323

Adjusted Weighted Average Shares Outstanding—Basic		35,522	34,078		35,396	33,849

Weighted Average Shares Outstanding—Diluted		35,850	34,614		35,616	34,158
Weighted Average Shares Held in Deferred Compensation Plan		1,364	1,293		1,344	1,323

Adjusted Weighted Average Shares Outstanding—Diluted		37,214	35,907		36,960	35,481

(3)	Management believes that the non-GAAP measure of net income per share before deferred compensation adjustments is useful information to investors due to the nature of the required accounting for shares of the Company's common stock held in the deferred compensation plan. Under EITF 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested," shares of the Company's common stock in the trust are treated as treasury stock and reported at historical cost. However, the liability to plan participants related to the shares held in the trust is reported at fair value. As a result, an increase in the value of the Company's common stock results in a charge to earnings, whereas a decrease in the value of the Company's common stock results in an increase to earnings. In addition, as the shares of the Company's common stock in the trust are treated as treasury stock, generally accepted accounting principles require the shares to be excluded from the calculation of basic weighted average shares outstanding and, if dilutive, excluded from diluted weighted average shares outstanding. Based on conversations with investors, management believes that net income per share before deferred compensation adjustments is an important indicator for its investors of the Company’s performance.